July 23, 2003                                    For more information:
                                                 Susan Datz Edelman
FOR IMMEDIATE RELEASE                            Director, Stockholder Relations
                                                 (904) 346-1506
                                                 sedelman@steinmart.com

       STEIN MART, INC. COMPLETES $150 MILLION REVOLVING CREDIT AGREEMENT

JACKSONVILLE, FL - Stein Mart, Inc. (Nasdaq: SMRT) today announced it has completed a three-year $150 million senior revolving credit agreement to replace its existing loan facility.
     The new agreement, which was arranged by Wachovia Bank, N.A. and Fleet Retail Finance, Inc., will be used for general corporate purposes, primarily for seasonal working capital needs. Under the terms of the new agreement, Stein Mart has the option to increase the facility by an additional $25 million and to extend the terms for an additional year.
     "This new credit facility provides the Company more attractive borrowing terms and greater flexibility than our previous agreement," noted Michael D. Fisher, president and chief executive officer of Stein Mart, Inc. "Access to capital under these advantageous terms provides us with expanded opportunities to maximize productivity."

About Stein Mart
     Stein Mart's 271 stores offer the merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to New York, Stein Mart's focused assortment of merchandise features moderate to designer brand-name apparel for women, men and children, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart's actual results in future periods to differ materially from forecasted or expected results. Those risks include, but are not limited to, on-going competition from other retailers, availability of new store sites at acceptable lease terms, ability to successfully implement strategies to exit or improve under-performing stores, changing preferences in apparel, changes in consumer spending due to current events and/or general economic conditions, adequate sources of merchandise at acceptable prices and the other risks and uncertainties described in the Company's filing with the Securities and Exchange Commission.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com.
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